UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2009

STATE STREET CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	001-07511	04-2456637
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lincoln Street, Boston, Massachusetts	02111
(Address of principal executive offices)	(Zip Code)

617-786-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On March 6, 2009, State Street Corporation (the “Company”) issued $1.5 billion aggregate principal amount of 2.150% Senior Notes Due 2012 (the “Notes”) in a public offering pursuant to a Registration Statement on Form S-3 (File No. 333-132606) and a related Preliminary Prospectus Supplement and Prospectus Supplement, each as filed with the Securities and Exchange Commission. The sale of the Notes was made pursuant to the terms of an Underwriting Agreement (the “Underwriting Agreement”) dated as of March 3, 2009 among the Company and Banc of America Securities LLC and Goldman, Sachs & Co., as representatives of the several underwriters named in the Underwriting Agreement. The Notes are guaranteed by the Federal Deposit Insurance Corporation under its Temporary Liquidity Guarantee Program. The Company received net proceeds, after the underwriting discount, but before deducting other expenses of the offering, of approximately $1.49 billion.

The Notes were issued under an Indenture dated August 2, 1993 between the Company and U.S. Bank National Association (the “Trustee”), as supplemented by the First Supplemental Indenture dated March 6, 2009 between the Company and the Trustee (the “Supplemental Indenture”). The Supplemental Indenture is filed as Exhibit 4.1 hereto.

Item 9.01.	Exhibits

(d) Exhibits

4.1.	First Supplemental Indenture dated March 6, 2009 between State Street Corporation and U.S. Bank National Association (as successor trustee), supplementing the Indenture dated August 2, 1993.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STATE STREET CORPORATION

Date: March 10, 2009	By:	/s/ David C. Phelan
	Name:	David C. Phelan
	Title:	Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
4.1	First Supplemental Indenture dated March 6, 2009